Exhibit 10.27

SYMBOTIC LLC

SYMBOTIC CANADA ULC

WAREHOUSE TECHNOLOGIES LLC

AMENDED AND RESTATED

2018 LONG TERM INCENTIVE PLAN

The purpose of this Amended and Restated 2018 Long Term Incentive Plan is to promote the best interests of Warehouse Technologies LLC, its wholly-owned subsidiaries, Symbotic LLC and Symbotic Canada ULC, and their members by providing an incentive for management, board members, consultants and key employees of the Company and its Affiliates to increase the value of the Company through the grant of value appreciation award units, and by enabling the Company and its Affiliates to attract and retain the services of such individuals upon whose judgment, interest, skills, and special effort the successful conduct of their operations is largely dependent.

The Plan was initially adopted by the Company on March 26, 2018 and was subsequently amended and restated on June 29, 2018.

ARTICLE I

DEFINITIONS

The following words and phrases used in this Plan shall have the respective meanings set forth below unless the context clearly indicates to the contrary.

Section 1.1 “Administrator” means the Board of Managers or an officer of the Company appointed from time to time by the Board of Managers to which the Board of Managers has delegated its administrative powers under this Plan.

Section 1.2 “Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c); provided that for purposes of determining when a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” in each place that phrase appears in the regulations issued thereunder. For all purposes of this Plan, Affiliate shall include, without limitation, each of Symbotic and Symbotic Canada unless and until such entity ceases to be included in the Company’s controlled group or under common control with the Company as described above.

Section 1.3 “Award” means a grant of Units to a Participant pursuant to the terms of the Plan and the applicable Award Agreement.

Section 1.4 “Award Agreement” means a written agreement between a Participant and the Company that sets forth the terms and conditions of the Participant’s Award, as determined by the Administrator.

Section 1.5 “Beneficiary” has the meaning set forth in Section 8.1.

Section 1.6 “Board of Managers” means the Board of Managers of the Company.

Section 1.7 “Cause” for termination by the Company of the Participant’s employment shall be as defined in any written employment agreement between the Company or its Affiliates and the Participant, if any, and if no such agreement exists or such agreement does not provide a definition of “cause”, then “Cause” means the Participant’s: (i) continued failure to substantially perform assigned duties, including the duties and obligations of Participant’s position with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) conviction of, or pleading of nolo contendre or guilty to, a felony under the laws of the United States or any State thereof, or an indictable offence under the laws of Canada, if applicable, excluding felonies or other offences for minor traffic violations and/or felonies or other offences for vicarious liability for which Participant did not know of the felony or other offence and did not willfully violate the applicable law(s); (iii) the commission of any act of fraud, theft, embezzlement or other material dishonesty taken by Participant which was intended to result in substantial gain or personal enrichment to Participant at the Company’s expense; (iv) intentional violation of a federal, provincial or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company; and/or (v) the deliberate and intentional violation by Participant of the provisions of any agreement with the Company or its Affiliates regarding noncompetition, nonsolicitation and/or confidential information. A finding of “Cause” shall be determined by the Administrator in its exclusive discretion and Participant shall have no appeal from such finding for any reason.

Section 1.8 “Change in Control” means the date on which the first of the following occurs, provided that such event qualifies as a change in control as defined in Treasury Regulation §1.409A-3(i)(5):

(a) a change in the ownership of the Company, which occurs on the date on which any one person or more than one person acting as a group, other than an Excluded Person, acquires ownership of Membership Units of the Company that, together with Membership Units held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Membership Units of the Company; or

(b) a change in the ownership of a substantial portion of the Company’s assets, which occurs on the date on which any one person or more than one person acting as a group, other than an Excluded Person, acquires assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition.

Section 1.9 “Claimant” has the meaning set forth in Section 7.1.

Section 1.10 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes the regulations promulgated under such provision.

Section 1.11 “Company” means Warehouse Technologies LLC, a New Hampshire limited liability company, and any successor, by merger or otherwise thereto.

Section 1.12 “Disability” and “Disabled” means permanent and total disability as defined in Section 22(e)(3) of the Code.

Section 1.13 “Distribution Amount” has the meaning specified in Section 5.2.

Section 1.14 “Distribution Date” means the date specified in Section 5.1.

Section 1.15 “Excluded Person” means (i) the Company or any of its Affiliates, or (ii) an entity owned, directly or indirectly, by the members of the Company in substantially the same proportions as their ownership of the Company.

Section 1.16 “Fair Value Per Unit” means the fair value of a Unit, determined as of each Valuation Date and calculated as the quotient of:

(i) The quotient of ((3 x R) + (20 x E)) and 2; and

(ii) TU

Where:

R = Total Revenue for the most recently completed fiscal year ending on or prior to the Valuation Date, as set forth in the consolidated financial statements of the Company;

E = positive EBITDA for the most recently completed fiscal year ending on or prior to the Valuation Date, as set forth in the consolidated financial statements of the Company, and in no event an amount less than zero; and

TU = (i) Total aggregate Class A Units and Class C Units of the Company, calculated on a fully-diluted basis, and multiplied by 100, plus (ii) the total Units, in each case based on the number outstanding on the Valuation Date.

Notwithstanding anything herein to the contrary, if the Company issues additional Class A and/or Class C Units, or other common Membership Units or other common equity without consideration therefore, or other similar transactions occur, the Administrator may equitably adjust the calculation of the Fair Value Per Unit to take such transactions into account as it determines in its sole discretion.

The Administrator shall have discretion to prospectively change the method of determination of Fair Value Per Unit each year, and to appropriately adjust the calculation of Fair Value Per Unit for Valuation Dates that do not occur as of the end of a fiscal year, provided that the Administrator may not modify, change or amend the timing or form of any distribution under this Plan except in compliance with Code Section 409A.

Section 1.17 “Grant Date” means, with respect to an Award, the date on which the Administrator approves the Award.

Section 1.18 “Initial Value” means the value assigned to a Unit as its initial value the Administrator in its sole discretion on the Grant Date. Unless otherwise determined by the Administrator, such amount shall be: (i) if the Grant Date is on or before June 30 of any year, the Fair Value Per Unit on the Valuation Date immediately preceding the Grant Date; and (ii) if the Grant Date is after June 30 of any year, the Fair Value Per Unit on the next succeeding Valuation Date.

Section 1.19 “Membership Units” means the units of membership interest in the Company as defined as a “Unit” in the Operating Agreement of the Company. On the effective date of this Plan, there are 6,426,208 Membership Units, comprised of 5,997,632 Class A Units, 1 Class B Preferred Unit, 2 Class B-1 Preferred Units, 2 Class B-2 Preferred Units and 428,571 Class C Units, in each case as those terms are defined in the Operating Agreement.

Section 1.20 “Net Sale Price” per Unit in the event the Change in Control transaction is a sale of membership interests or a merger (or equivalent transaction) means:

(a) the net sale price of the Company on the closing date less any amounts payable to the Class B Units as that term is defined in the Operating Agreement; divided by

(b) the number of number of Class A Units and/or Class C Units that are sold in such transaction; divided by

(c) the number one hundred (100).

“Net Sale Price” per Unit in the event the Change in Control transaction is a sale of all or substantially all of the assets of the Company means net sale price of the Company on the closing date, divided by

(a) (i) the total aggregate Class A Units and Class C Units of the Company, calculated on a fully-diluted basis, and multiplied by 100, plus (ii) the total Units, in each case based on the number outstanding on the date of the Change in Control transaction.

For purposes hereof, the “net sale price of the Company” means: (A) in the event the Change in Control transaction is a sale of membership interests or a merger (or equivalent transaction), an amount equal to the fair value of the consideration received by the owners of all Membership Units which are sold in such transaction; or (B) in the event the Change in Control transaction is a sale of all or substantially all of the assets of the Company, an amount equal to the fair market value of the Company immediately prior to the event, determined taking into account the sale price of the assets sold in such transaction (without reduction for any liabilities assumed by the buyer in such transaction), including but not limited to goodwill. For the sake of clarity, in any Change in Control transaction, the “net sale price of the Company” is intended to be determined after reduction for expenses related to such transaction and after payment of any preferred return or liquidation preference to any Member of the Company (including but not limited to, any obligation to pay an Unreturned Class B Preferred Capital to any holder of Class B Units of the Company).

Notwithstanding anything herein to the contrary, if the Company receives a capital contribution without issuance of additional Membership Units, issues additional Membership Units without full consideration therefor, or other similar transaction occurs, the Board of Managers may equitably adjust the calculation of the net sale price of the Company to take such transactions into account as it determines in its sole discretion.

All calculations related to the calculation of Net Sale Price shall be determined by the Board of Managers in its sole discretion.

Section 1.21 “Operating Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company dated February 9, 2018, as amended from time to time.

Section 1.22 “Participants” means eligible individuals selected by the Administrator to receive Awards under this Plan.

Section 1.23 “Person” is construed broadly and includes, without limitation, an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

Section 1.24 “Plan” means the Symbotic LLC, Symbotic Canada ULC, Warehouse Technologies LLC Amended and Restated 2018 Long Term Incentive Plan, as set forth in this document and as it may hereafter be amended from time to time.

Section 1.25 “Retirement” or “Retired” means Separation from Service other than for Cause or as a result of death or Disability, and on or after the date when (i) the Participant’s age plus total years of service to the Company or an Affiliate equals at least seventy (70), and (ii) the Participant has been a director, employee or consultant of the Company or an Affiliate for at least three (3) years.

Section 1.26 “Separation from Service” means a Participant’s cessation of service from the Company and all Affiliates within the meaning of Code Section 409A, including death, Disability and including the following rules:

(i) If a Participant takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract. If the period of the leave exceeds six (6) months and the Participant’s right to reemployment is not provided by either statute or contract, the Participant will be considered to have incurred a Separation from Service on the first day following such six (6) month period.

(ii) A Participant will be deemed to have incurred a Separation from Service when the level of bona fide services performed by the Participant for the Company and its Affiliates permanently decreases to a level equal to 20% or less of the average level of services performed by the Participant for the Company or its Affiliates during the immediately preceding thirty-six (36) month period (or such lesser period of service).

(iii) The Participant will be deemed to have not incurred a Separation from Service while the Participant continues to provide bona fide services to the Company or an Affiliate in any capacity (whether as an employee or independent contractor) at a level that is at least 50% or more of the average level of services performed by the Participant for the Company or its Affiliates during the immediately preceding thirty-six (36) month period (or such lesser period of service).

(iv) If the Participant continues to provide bona fide services to the Company or an Affiliate in any capacity (whether as an employee or independent contractor) at a level that is greater than 20%, but less than 50% of the average level of services performed by the Participant for the Company or its Affiliates during the immediately preceding thirty-six (36) month period (or such lesser period of service), the Administrator will determine based on all of the facts and circumstances operating at the time whether the Participant has incurred a Separation from Service.

Section 1.27 “Symbotic” means Symbotic LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company.

Section 1.28 “Symbotic Canada” means Symbotic Canada ULC, a British Columbia unlimited liability company and wholly-owned subsidiary of the Company.

Section 1.29 “Unit” means a unit of measurement that entitles a Participant to receive a payment from the Company equal to the excess of either the Fair Value Per Unit or Net Sale Price (as set forth in Article V) and the Initial Value, subject to the other terms and conditions of the Plan and the Participant’s Award Agreement.

Section 1.30 “Unvested Unit” means a Unit that has not yet become a Vested Unit.

Section 1.31 “Valuation Date” means the last day of each fiscal year while any Award remains outstanding unless the Administrator determines in connection with a Change in Control that the Valuation Date will be the effective date of the Change in Control in accordance with Section 5.3.

Section 1.32 “Vested Unit” has the meaning set forth in Section 4.2.

ARTICLE II

AUTHORIZED UNITS

Section 2.1 Authorized Units. The Plan shall initially have 13,500,000 authorized Units.

Section 2.2 Units Remaining for Awards. In determining the number of Units that remain issuable under the Plan at any time after the date the Plan is adopted, Unvested Units that are forfeited under the terms of this Plan or an Award will be deemed not to have been issued and will be deemed to remain available for issuance under the Plan.

Section 2.3 Change in Capital Structure. If any of the Membership Units is changed by reason of any dividend or reclassification, or converted into or exchanged for other securities or property as a result of a merger, consolidation, recapitalization or reorganization, or if any extraordinary dividend or other distribution is paid on or in respect of the Membership Units, the Administrator in its sole discretion shall make such adjustments in the number of Units available under the Plan and subject to Awards as shall be reasonably necessary to preserve to a Participant rights substantially proportionate to his or her rights existing immediately prior to such transaction or event (but subject to the limitations and restrictions on such existing rights), including, without limitation, (i) a corresponding adjustment changing the timing and method of valuation of Units applicable to each Award granted to a Participant; (ii) the assumption of the Plan and such outstanding awards by the surviving corporation or its Parent; (iii) the substitution by the surviving corporation or its parent of awards with substantially the same terms for such outstanding Awards; or (iv) the cancellation of such outstanding Awards without payment of any consideration, provided with respect to each Participant, the Participant’s Units are not yet Vested Units.

Section 2.4 Decision of Administrator Final. The Administrator shall make the adjustments described in Section 2.3. The Administrator’s decision about such adjustments shall be final, binding and conclusive on the Company, Participants and any Beneficiary.

ARTICLE III

PARTICIPATION

Section 3.1 Participants. The Administrator shall select individuals who will become Participants in the Plan, in its sole discretion. Individuals who are selected to become Participants will commence participation in the Plan as of the Grant Date of their first Award.

Section 3.2 Termination. A Participant will cease to be a Participant on the date that is the Participant’s latest Distribution Date under the Plan for all of the Participant’s outstanding Awards.

ARTICLE IV

AWARDS; VESTING; FORFEITURE

Section 4.1 Award. The Administrator shall grant to each Participant an Award of Units on the terms and conditions as determined by the Administrator and as required by this Plan pursuant to a written Award Agreement. The effective date of the Award shall be the Grant Date of the Award.

Section 4.2 Vesting. Participants shall initially be unvested in any Units awarded and will have no right to distribution of any amounts except to the extent such Units become Vested Units. Except as otherwise set forth in the Participant’s Award Agreement, the Units will be subject to both a time-based vesting requirement and a performance-based vesting requirement, and will become Vested Units as follows:

(a) With respect to time-based vesting, one-fifth of the Units subject to the Award shall vest upon each of the first five anniversaries of the Grant Date.

(b) With respect to performance-based vesting:

(i) if the Participant remains employed with the Company or one of its Affiliates through the fifth anniversary of the Grant Date, all of the Units subject to the Award shall vest upon the fifth anniversary of the Grant Date if EBITDA for the fiscal year ending during the calendar year in which the fifth anniversary of the Grant Date occurs is an amount greater than zero; and

(ii) if the Participant incurs a Separation from Service prior to the fifth anniversary of the Grant Date, the Units that have met the time vesting criteria set forth in Section 4.2(a) or 4.3 shall vest on the Participant’s Separation from Service if EBITDA for the fiscal year ending on or immediately prior to the date of the Participant’s Separation from Service is greater than zero.

Section 4.3 Termination as a Result of Death, Disability or Retirement. In the event that a Participant incurs a Separation from Service by reason of the Participant’s Death, Disability or Retirement, then the Participant will be deemed to have satisfied the time-based vesting requirement set forth in Section 4.2(a) with respect to a number of Units equal to the product of the number of Units awarded and a fraction, the numerator of which is the number of months and partial months that have elapsed between the Grant Date and the date on which the Separation from Service becomes effective and the denominator of which is 60.

Section 4.4 Change in Control.

(a) In the event of a Change in Control, Unvested Units will continue to vest in accordance with the terms of the Plan and the applicable Award Agreement, provided that the Administrator may in its sole discretion accelerate the vesting of some or all of the then outstanding Unvested Units in connection with the Change in Control. The Administrator is not required, however, to treat all Participants or all Awards similarly and may elect to vest some Unvested Units and not to vest other Unvested Units.

(b) If in connection with a Change in Control (i) the Plan and each outstanding award thereunder are not assumed by the surviving corporation or its Parent or (ii) the surviving corporation or its parent do not substitute new awards with substantially the same terms for outstanding Awards (determined by the Administrator in its sole discretion), then in each case all Unvested Units shall automatically become fully vested upon the Change in Control.

(c) If in connection with a Change in Control or during the two-year period following the effective date of a Change in Control, a Participant incurs a Separation from Service because of the Participant’s Death, Disability or Retirement or because the Company or its successor terminates the Participant’s employment without Cause, the Participant will vest in all Unvested Units on the date the Participant’s Separation from Service becomes effective.

Section 4.5 Forfeiture of Unvested Units.

(a) If a Participant has a Separation from Service for any reason prior to the date on which his or her Unvested Units become Vested Units under Section 4.2, 4.3 or 4.4, the Participant shall forfeit all Unvested Units and shall have no right to any payment under this Plan or an Award Agreement with respect to any such forfeited Unvested Units.

(b) If any Unvested Units do not become Vested Units as a result of the performance-based vesting requirement set forth in Section 4.2(b), the Participant shall forfeit all Units subject to the Award and shall have no right to any payment under this Plan or an Award Agreement with respect to any such forfeited Unvested Units, including any rights that might have accrued under Section 4.4.

Section 4.6 Forfeiture on Separation from Service for Cause. Upon a Separation from Service for Cause, all Vested Units then held by the Participant shall automatically and immediately be cancelled without consideration as of the date of termination and without notice thereof, and the Participant shall have no right to any payment hereunder, including any accrued but not yet paid payment associated with a Distribution Date which occurred prior to such Separation from Service for Cause.

Section 4.7 Assignments Prohibited. Except as may otherwise be required by law, no part of a Participant’s Award shall be liable for the debts, contracts or engagements of the Participant, his or her beneficiaries or his or her successors in interest, or be taken in execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall any Participant have any rights to alienate, pledge, encumber, assign or otherwise transfer any benefits or payments hereunder in any manner whatsoever except to designate a beneficiary as provided herein.

ARTICLE V

BENEFITS

Unless otherwise determined by the Administrator and set forth in an applicable Award Agreement, a Participant shall be entitled to receive a payment from the Company with respect to his or her Vested Units as follows:

Section 5.1 Distribution Date.

(a) The Distribution Date for a Unit shall be the calendar year following the calendar year in which the Units subject to an Award become Vested Units. The Distribution Amount will generally be paid to the Participant or his or her Beneficiary within thirty (30) days following the date the Administrator determines the Distribution Amount in accordance with Section 5.2.

(b) Notwithstanding the provisions of Section 5.1(a), if a Participant has a Separation from Service for any reason (other than a Separation for Service for Cause) prior to the Distribution Date set forth in Section 5.1(a), the Distribution Date for the Participant’s Vested Units shall be the Participant’s Separation from Service. The Distribution Amount will be paid to such Participant or his or her Beneficiary within ninety (90) days following the effective date of the Participant’s Separation from Service.

(c) For the purposes of the Plan, Separation from Service shall occur on the earlier of (i) in the case of retirement or resignation, the date specified in the notice sent by the Participant, or (ii) in the case of the termination of the Participant’s employment for any reason, the date specified in the notice of termination of employment sent by the Company or an Affiliate to the Participant or (iii) the Participant’s last date of actual and active employment with the Company or an Affiliate; it being understood that no period of notice or any period corresponding to an indemnity paid in lieu of a working notice that is given or ought to be given, whether under contract, statute, at common law, imposed by a court, or otherwise, will be utilized in determining entitlement under the Plan.

Section 5.2 Unit Value. On the Distribution Date, the Participant shall be entitled to receive a “Distribution Amount” equal to the product of: (i) the Participant’s number of Vested Units; and (ii) the excess of the Fair Value Per Unit determined as of the immediately preceding Valuation Date over the Initial Value of such Unit.

Section 5.3 Change in Control. If a Change in Control that occurs prior to the Distribution Date set forth in Section 5.1(a), the Distribution Date for the Participant’s Vested Units (including Units that became Vested Units pursuant to Section 4.4(b)) shall be the date of the Change in Control and the “Distribution Amount” for such Vested Units shall be equal to the product of: (i) the Participant’s number of Vested Units; and (ii) the excess of the Net Sale Price Per Unit over the Initial Value of such Unit. The Distribution Amount will be paid to a Participant or his or her Beneficiary for the Participant’s Vested Units within ninety (90) days following the date of the Change in Control and such payment shall be made in a combination of cash or other property (including stock of an acquirer or their parent) in such ratio of cash and other property as payments to Class C Members are made; provided, however, that such payment may be paid under the terms and conditions that govern the payments to Membership Units upon a Change in Control (including the requirement that all or a portion of such amounts be subject to escrow), as long as such amounts are paid within five years of the Change in Control.

Section 5.4 Cancellation of Units After Distribution. After a Distribution has been paid with respect to any Vested Units as provided in this Article, such Vested Units shall automatically and immediately thereafter be cancelled.

Section 5.5 Limitations on Payment. Notwithstanding anything to the contrary, in the event that any payment hereunder is a result of a Change in Control pursuant to Section 5.3 above, the Board may, in its sole discretion, make the payment in cash and/or stock and securities if the consideration received by the Company as a result of the Change in Control includes stock and/or securities.

ARTICLE VI

ADMINISTRATIVE PROVISIONS

Section 6.1 Administrator’s Duties and Powers.

(a) The Administrator shall administer this Plan in accordance with this governing document, as amended from time to time. The Administrator shall have full discretionary power and authority to carry out that function and shall have the following specific duties and powers:

(i) To delegate all or part of its function as Administrator to any other Person and to revoke any such delegation.

(ii) To determine questions of eligibility and vesting of the Participant and his or her entitlement to benefits.

(iii) To select and engage attorneys, accountants, actuaries, trustees, appraisers, brokers, consultants, administrators, physicians or other Persons to render service or advice with regard to any responsibility the Administrator or the Board has under the Plan, to designate such Persons to carry out responsibilities, and (together with the Company, the Board and the Company’s officers, and employees) to rely upon the advice, opinions or valuations of any such Persons, to the extent permitted by law, being fully protected in acting or relying thereon in good faith.

(iv) To construe and interpret the terms of the Plan and any Award for purpose of the administration and application of the Plan or the Award, in a manner not inconsistent with the Plan or applicable law.

(v) To determine disputed facts in connection with construing or interpreting the terms of the Plan or an Award.

(vi) To adopt rules of the Plan that are not inconsistent with the Plan or applicable law and to amend or revoke any such rules.

(b) The Administrator shall, to the maximum extent reasonably possible, interpret all provisions of this Plan in a manner that is consistent with all applicable laws, rules and regulations and the intended tax consequences of this Plan (including, without limitation, guidance that may be issued after the effective date of this Plan).

Section 6.2 Indemnification by the Company; Liability Insurance.

(a) The Company shall pay or reimburse any of the officers, board members or employees of the Company or any of its subsidiaries who administer the Plan for all expenses incurred by such Persons in, and shall indemnify and hold them harmless from all claims, liability and costs (including reasonable attorneys’ fees) arising out of, the good faith performance of their Plan functions.

(b) The Company may obtain and provide for any such Person, at the Company’s expense, liability insurance against liabilities imposed on him by law.

Section 6.3 Recordkeeping.

(a) The Administrator shall maintain suitable records of the Awards granted under this Plan and such other records as the Administrator deems appropriate in order to administer this Plan.

(b) The Administrator may appoint a secretary to keep the record of proceedings relating to the Plan, to transmit its decisions, instructions, consents or directions to any interested party, and to execute and file, on behalf of the Administrator, such reports or other documents as may be necessary or appropriate under applicable law to perform ministerial acts.

(c) The Administrator shall not be required to maintain any records or accounts which duplicate any records or accounts maintained by the Company.

Section 6.4 Service of Process. The Administrator is hereby designated as agent of the Plan for the service of legal process.

Section 6.5 Service in More than One Capacity. Any Person or group of Persons may serve in more than one capacity with respect to the Plan.

ARTICLE VII

CLAIMS PROCEDURE.

Section 7.1 Presentation of Claim. A Participant or his or her Beneficiary (being referred to below as a “Claimant”) may deliver to the Administrator a written claim for a determination with respect to the benefits payable to such Claimant pursuant to this Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

Section 7.2 Notification of Decision. The Administrator shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the benefit determination. As soon as practicable after making its determination, the Administrator shall notify the Claimant in writing:

(a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) that the Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i) the specific reason(s) for the denial of the claim, or any part of it;

(ii) specific reference(s) to pertinent provisions of this Plan upon which such denial was based;

(iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv) an explanation of the claim review procedure set forth in Section 7.3.

Section 7.3 Review of a Denied Claim. No later than sixty (60) days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Administrator a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

(a) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b) may submit written comments or other documents; and/or

(c) may request a hearing, which the Administrator, in its sole discretion, may grant.

Section 7.4 Decision on Review. The Administrator shall render its decision on review promptly, and no later than sixty (60) days after the Administrator receives the Claimant’s written request for a review of the denial of the claim. If the Administrator determines that special circumstances require an extension of time for completing its review, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision on the review. In rendering its decision, the Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

ARTICLE VIII

DESIGNATION OF BENEFICIARY.

Section 8.1 Designation of Beneficiary. The Participants shall have the right to designate, revoke and redesignate one or more beneficiaries hereunder (each a “Beneficiary”) and to direct payment of the amount or distribution of the Distribution Amount to such Beneficiaries upon his or her death. Designation, revocation and redesignation of Beneficiaries shall be made on such form as shall be designated by the Administrator. If a Participant wishes to designate a Person other than his or her spouse as Beneficiary, the Administrator may require (as a condition precedent to the effectiveness of such designation) that such designation be consented to in writing by the spouse. Upon the receipt by the Administrator of a new, valid Beneficiary designation from a Participant, all Beneficiary designations previously delivered by the Participant and received by the Administrator before the Participant’s death shall be canceled. The Administrator shall be entitled to rely on the last Beneficiary designation delivered by a Participant. No designation, revocation or change in designation of a Beneficiary shall be valid or effective unless signed by the Participant (and by the Participant’s spouse, to the extent required pursuant to this Section) and until received in writing by the Administrator or its designated agent.

Section 8.2 Failure to Designate a Beneficiary. If a Participant fails to designate a Beneficiary as provided in Section 8.1 or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits under this Plan, then the Participant’s designated Beneficiary shall be deemed to the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust). In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within ninety (90) days after the Participant’s death (or such extended period as the Administrator determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed one hundred eighty (180) days after the Participant’s death), then the Participant’s Beneficiary shall be deemed to be the Person or Persons who can verify by court order that they are legally entitled to receive the benefits specified hereunder. If a Participant dies and his or her benefits become payable to the Participant’s Beneficiary, but the Beneficiary’s death occurs before such payment can actually be made, payment shall be made to the Beneficiary’s duly appointed and currently acting personal representative of the Beneficiary’s estate (which shall include either the Beneficiary’s probate estate or living trust). In any case where there is no such personal representative of the Beneficiary’s estate duly appointed and acting in that capacity within ninety (90) days after the Beneficiary’s death (or such extended period as the Administrator determines is reasonably necessary to allow such Personal representative to be appointed, but not to exceed one hundred eighty (180) days after the Beneficiary’s death), then payment shall be made to the Person or Persons who can verify by court order that they are legally entitled to receive the benefits otherwise payable to the deceased Beneficiary.

Section 8.3 Right to Withhold Distribution. If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrator shall have the right, exercisable in its reasonable discretion, to withhold such payments until this matter is resolved to the Administrator’s reasonable satisfaction. The payment of benefits under this Plan to the Participant’s Beneficiary in accordance with this Section shall fully and completely discharge the Company and the Administrator from all further obligations under this Plan with respect to the Participant.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Termination of the Plan.

(a) The Plan will terminate on March 25, 2028.

(b) Prior to the expiration of its term under Section 9.1(a) above, the Company may terminate the Plan:

(i) within twelve (12) months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), as provided in Treasury Regulation §1.409A-3(j)(4)(ix)(A); or

(ii) within the thirty (30) days preceding or the twelve (12) months following a Change in Control as defined in Treasury Regulation §1.409A-3(i)(5), provided that all substantially similar arrangements are also terminated, as provided in Treasury Regulation §1.409A-3(j)(4)(ix)(B), provided that all vested amounts are distributed to Participants in connection with the termination; or

(iii) at any other time, provided that the termination does not occur proximate to a downturn in the financial health of the Company, if all arrangements that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c) are terminated, and no payments other than payments of vested amounts that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the Plan termination, and all payments of vested amounts are made within twenty-four (24) months of the Plan termination, and no new arrangement that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c) is adopted within three (3) years following the Plan’s termination, as provided in Treasury Regulation §1.409A-3(j)(4)(ix)(C).

Section 9.2 Amendment. The Administrator may at any time amend the Plan or any Award, in whole or in part, for any reason and whether benefits have accrued under the Plan or the Award that remain unpaid, provided that if the amendment would adversely affect the interests of a Participant, the Administrator may only amend the Plan or the Award if the Administrator obtains the prior, written consent of the Participant adversely affected by the amendment.

Section 9.3 Errors and Misstatements. In the event of any misstatement or omission of fact by a Participant to the Administrator or any clerical error resulting in payment of benefits in an incorrect amount, the Administrator shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall pay the applicable Participant or other Person entitled to payment under the Plan any underpayment in cash in a lump sum or shall either recoup any overpayment from future payments to the Participant or other Person entitled to payment under the Plan or proceed against the Participant or other Person entitled to payment under the Plan for recovery of any such overpayment.

Section 9.4 Ordinary Income; Tax Withholding. Distribution Amounts under the Plan will be taxed as ordinary income to the Participant or his or her Beneficiary for the year in which the payment is actually made. The Company shall be entitled to deduct from any Distribution Amount due to a Participant or his or her Beneficiary all federal, state, provincial and local taxes or contributions of any kind required by law to be withheld from the Distribution Amount.

Section 9.5 No Right to Employment. Nothing contained in this Plan shall limit in any way the right of the Company to terminate a Participant’s employment or service at any time or be evidence of any agreement or understanding, express or implied, that the Company will employ a Participant in any particular position or at any particular rate of remuneration.

Section 9.6 Voluntary Participation. By accepting an Award, a Participant will be deemed to have represented and warranted to the Company and its affiliates that his or her participation in the grant of the Units and acceptance of such Units is voluntary and that he or she has not been induced to participate by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as applicable.

Section 9.7 Governing Law; Severability. This Plan shall be construed, administered and governed in all respects under and by applicable federal laws and, where state law is applicable, the laws of the State of New Hampshire. If any provisions of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

Section 9.8 Unsecured General Creditor. The Participant’s Units shall be a memorandum account on the books of the Company and the Units awarded shall be used solely as a device for the determination of the amounts to be distributed to the Participant in accordance with this Plan. The Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust, or held in any way as collateral security, for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s payment obligations under the Plan shall constitute merely an unfunded and unsecured promise of the Company to pay benefits in the future to those Persons to whom the Company has a benefit obligation under this Plan (as determined in accordance with the terms hereof), and the respective rights of the Participant and Beneficiaries shall be no greater than those of the Company’s unsecured general creditors.

Section 9.9 Payment on Behalf of Minors or Persons under Incapacity. In the event any amount becomes payable under the Plan to a minor or a Person who, in the sole judgment of the Administrator is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrator may direct that such payment be made to any Person found by the Administrator, in its sole judgment, to have assumed the care of such minor or other Person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Company, the Board, the Administrator, and their officers, directors and employees in respect of such payment.

Section 9.10 References. Unless the context clearly indicates to the contrary, a reference to a statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed successor statute, regulation or document.

Section 9.11 Compliance with Laws. This Plan and the payment of money under this Plan, are subject to compliance with all applicable federal, provincial and state laws, rules and regulations (including but not limited to state, provincial and federal securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.

Section 9.12 Code Section 409A. This Plan is intended to comply with distribution rules set forth in Code Section 409A of the Code in order to avoid the imposition of any excise tax under Code Section 409A. If the Administrator determines that any provision of the Plan or an Award is ambiguous, but a reasonable interpretation of the provision would result in any benefit payable under the Plan being compliant with Code Section 409A, then the Company intends that interpretation to govern the administration of the Plan and payment of the benefit.

Section 9.13 Status of the Plan; Limited Interest. All Awards, credits and other adjustments to the Units awarded under the Plan shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan. No Units, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded. The grant of Units shall not be construed as giving the Participant any interest other than as provided in this Plan or the Participant’s Award Agreement. The Participant shall not be deemed to be a member of the Company and shall have no voting rights as a result of the grant of any Units. Participants have no right to receive actual equity in Symbotic, Symbotic Canada or the Company.

Section 9.14 Effect Upon Other Plans. Except to the extent provided herein, nothing in this Plan shall be construed to affect the provisions of any other plan maintained by the Company.

Section 9.15 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

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As adopted by the Company on March 26, 2018,

and amended and restated by the Company on June 29, 2018.